Exhibit 5.1

DLA Piper LLP (US)
1251 Avenue of the Americas
27th Floor
New York, NY 10020-1104
T 212.335.4500
F 212.335.4501

December 11, 2013

Net 1 UEPS Technologies, Inc.
President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg 2196, South Africa

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Net 1 UEPS Technologies, Inc., a Florida corporation (the “Company”), of an aggregate of 4,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a shelf registration statement on Form S-3 (File No. 333-180059) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus dated March 30, 2012 (the “Base Prospectus”), as supplemented by the prospectus supplement dated December 11, 2013 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, each as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to (i) that certain Relationship Agreement dated, December 10, 2013, by and among the Company, Net1 Applied Technologies South Africa Proprietary Limited, a wholly-owned subsidiary of the Company (“Net1 SA”), Business Venture Investments No 1567 (Proprietary) Limited (RF) and Mosomo Investment Holdings (Proprietary) Limited and (ii) that certain Relationship Agreement, dated December 10, 2013, by and among the Company, Net1 SA, Born Free Investments 272 (Pty) Ltd and Mazwi Yako, in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)